Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR;
KIMBERLY RYAN TO JOIN BOARD IN FEBRUARY 2014

JASPER, IN (December 5, 2013) - Kimball International, Inc. (NASDAQ: KBALB) today announced the appointment of Kimberly K. Ryan to the Company’s Board of Directors. Ms. Ryan was selected following an extensive national search in partnership with Cook Associates, Inc. of Chicago. Her appointment will greatly enhance the Board’s strategic skillset as well as partially fill a void left by the untimely passing of former Board member Harry “Hank” Bowman earlier this year. The formal appointment will be made at the next regularly scheduled board meeting on February 18, 2014.

The appointment of an additional independent director reflects Kimball’s continuing commitment to expanding the diversity of viewpoints, experience and counsel within the Board’s membership.

Ms. Ryan is President of Batesville Casket Company, a $620 million division of Hillenbrand, Inc. (NYSE: HI), a globally diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. Ms. Ryan joined Batesville in 1989 as a staff accountant, and has steadily progressed through a number of positions within the Hillenbrand family of companies in finance, operations, logistics, information technology, and division leadership. Ms. Ryan has been a senior executive of the company since 2003, and has a consistent record of achieving objectives in areas such as streamlining information systems, improving cost structures, and waste reductions, all while maintaining market position and financial strength.

Kimball International Board Chairman Douglas A. Habig welcomed Ryan, saying, “It was extremely important to us that we recruit not only capable, sitting executives, but individuals who embrace and share our common values and guiding principles as an organization.” Habig added, “As we look to guide our future growth, we are honored to have Kim join us and add her knowledge, experience and counsel.”

About Kimball International:

Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company’s success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company’s family of brand names.
To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”